Consent of Independent Registered Public Accounting Firm

The Board of Directors

Metalla Royalty & Streaming Ltd.

We consent to the use of our report dated March 26, 2025 on the consolidated financial statements of Metalla Royalty & Streaming Ltd. (the "Company") which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years then ended, and the related notes (collectively the "consolidated financial statements") which are incorporated by reference in this Registration Statement on Form S-8 dated January 30, 2026 of Metalla Royalty & Streaming Ltd.

/s/ KPMG LLP

Chartered Professional Accountants

January 30, 2026
Vancouver, Canada